UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2006

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Main Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors;  Appointment of Principal Officers.

(a)           Not applicable

(b)           Not Applicable

(c)           On March 16, 2006, the Board of Directors appointed Timothy W. Newkirk as Vice President and Chief Operating Officer of the Company. In this capacity he will primarily be responsible for overseeing operations at the company’s Atchison and Pekin plants and will oversee sales and marketing functions in the company’s distillery products segment and specialty food ingredients area.

Mr. Newkirk, who is 37 years old, began his career with the company in 1991, serving initially as a distillery shift manager and later as a process engineer, project engineer and quality control manager at the company’s Atchison plant. He was promoted to manager of the company’s Pekin, Ill., plant in 1997, and served in that capacity until the spring of 2000, when he accepted the position of vice president of operations for the former High Plains Corporation, an ethanol production company located in Wichita, Kan. which in fiscal 2001 had approximately 150 employees. Mr. Newkirk was in charge of manufacturing operations at High Plains Corporation’s three facilities. In January 2002,  Mr. Newkirk became vice president of global operations for Abengoa Bioenergy S.L. following that company’s acquisition of High Plains Corporation. Abengoa Bioenergy S.L. is a subsidiary of Abengoa S.A., a Spanish company. As vice president of global operations,  he managed Abengoa Bioenergy’s five ethanol facilities in the United States and Europe. In August 2003 he was appointed chief operating officer of Abengoa Bioenergy Corporation, which was the successor to the former High Plains Corporation. During his tenure with Abengoa Bioenergy Corporation, it had three ethanol facilities with a fourth under construction. He held that position until his return to the company as director of operations this past fall. As director of operations, he has been responsible for the operations of the company’s Atchison and Pekin facilities.

(d)           Not applicable

Item 5.03.              Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year.

The Company’s Board of Directors has amended the Company’s Bylaws (“Bylaws”)  effective as of March 16, 2006. A copy of the Bylaws, as amended is attached to this filing as Exhibit 3.2. The changes to the Bylaws are summarized below.

General                   The bylaws have amended throughout so that they are gender neutral.

Section 2.7             This Section has been amended to reflect the current practice of having the Chairman of the Board preside at annual meetings of shareholders and to permit the President to do so when the Chairman is present, if requested by the Chairman.

Section 5.1             This section has been amended to make express the current power of the board to designate an officer as chief executive officer, chief operating officer, chief financial officer and the like. A new provision empowers the chief executive officer to appoint divisional or segment vice presidents.

Section 5.2             This section has been amended to provide that divisional or segment vice presidents may be appointed at any time and that such persons as well as officers of the corporation are subject to control of the Board.

Section 5.4             This section has been amended to provide that segment or division vice presidents appointed by the chief executive officer may be removed by the chief executive officer or the Board.

Section 5.5             This section has been amended to provide that vacancies in Board appointed offices are to be filled by the Board.

Section 5.6             This section has been amended to clarify the manner in which the Board or a committee thereof may set the compensation for officers.

Section 6.1             This section has been amended to provide that the Chairman will have such duties as the Board shall determine from time to time and, in the absence of the President, will have the duties of the President.

Section 6.2             Portions of this Section have been rearranged but the only substantive change is to conform references to the President’s duties at the annual meeting to the change made to Section 2.7 noted above.

Section 6.3             This section has been changed in two respects. Vice Presidents formerly could exercise such powers as granted by the Board, the President or the Chairman; as this Section has been amended, Vice Presidents may now exercise such powers as are granted by the Board or the chief executive officer. A new provision addresses divisional or segment vice presidents appointed by the chief executive officer and provides that these persons shall have such duties and powers as are approved by the Board.

Section 6.4             The third paragraph of this section has been amended to conform with Section 8.1.

Section 6.6             The fourth paragraph has been amended to provide that in addition to such other duties as the Treasurer might have, such officer would have such other duties as assigned by the Board or the chief executive officer, instead of the Board, the President or the Chairman.

Item 7.01 Regulation FD Disclosure.

Attached as Exhibit 99.1, and incorporated into this Item 7.01 by reference, is a press release relating to the appointment of Mr. Newkirk.

Attached as Exhibit 99.2, and incorporated into this Item 7.01 by reference, is a press release relating to capital expenditures approved by the Board of Directors.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

3.2    Bylaws of MGP Ingredients, Inc., as amended

99.1  Press Release dated March 16, 2006, furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.

99.2  Press Release dated March 16, 2006, furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: March 16, 2006	By:	/s/ Laidacker M. Seaberg
Laidacker M. Seaberg
President and Chief Executive Officer

INDEX TO EXHIBITS

3.2	Bylaws of MGP Ingredients, Inc., as amended

99.1	Press Release dated March 16, 2006, furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.

99.2	Press Release dated March 16, 2006, furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.